SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b),(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                                (Amendment No. )1

                           Select Medical Corporation
       ------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $.01 par value
       -----------------------------------------------------------------
                         (Title of Class of Securities)

                                   816196 10 9
       -----------------------------------------------------------------
                                 (CUSIP Number)

                                  April 5, 2001
       -----------------------------------------------------------------
              Date of Event Which Requires Filing of this Statement

Check the appropriate box to designate the rule pursuant to which this Schedule is Filed:

         [ ] Rule 13d-1(b)
         [ ] Rule 13d-1(c)
         [X] Rule 13d-1(d)










--------
         1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page. The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

CUSIP No. 816196 10 9                                         Page 2 of 9 Pages

-----------------------------------------------------------------
1)   Name of Reporting Person                Welsh, Carson,
     I.R.S. Identification                   Anderson & Stowe
     No. of Above Person                       VII,  L.P.
     (Entities Only)
-----------------------------------------------------------------
2)   Check the Appropriate Box                  (a) [ X ]
     if a Member of a Group                     (b) [   ]
-----------------------------------------------------------------
3)   SEC Use Only
-----------------------------------------------------------------
4)   Citizenship or Place                             Delaware
     of Organization
-----------------------------------------------------------------
Number of                    5)   Sole Voting   9,642,384 shares
Shares Beneficially               Power         of Common Stock
Owned by Each                                   (including shares
Reporting Person                                issuable upon exercise
With:                                           of warrants)
                             ------------------------------------
                             6)   Shared Voting
                                  Power                -0-
                             ------------------------------------
                             7)   Sole Disposi- 9,642,384 shares of
                                  tive Power    Common Stock
                                                (including shares
                                                issuable upon exercise
                                                of warrants)
                             ------------------------------------
                             8)   Shared Dis-
                                  positive Power       -0-
                             ------------------------------------
9)   Aggregate Amount Beneficially              9,642,384 shares of
     Owned by Each Reporting Person             Common Stock
                                                (including shares
                                                issuable upon exercise
                                                of warrants)
-----------------------------------------------------------------
10)  Check if the Aggregate
     Amount in Row (9)
     Excludes Certain Shares
-----------------------------------------------------------------
11)  Percent of Class
     Represented by                                       20.7%
     Amount in Row (9)
-----------------------------------------------------------------
12)  Type of Reporting
     Person                                           PN

CUSIP No. 816196 10 9                                         Page 3 of 9 Pages

-----------------------------------------------------------------
1)   Name of Reporting Person                WCAS Capital
     I.R.S. Identification                   Partners III, L.P.
     No. of Above Person
     (Entities Only)
-----------------------------------------------------------------
2)   Check the Appropriate Box                  (a) [ X ]
     if a Member of a Group                     (b) [   ]
-----------------------------------------------------------------
3)   SEC Use Only
-----------------------------------------------------------------
4)   Citizenship or Place                             Delaware
     of Organization
-----------------------------------------------------------------
Number of                    5)   Sole Voting   2,534,058 shares
Shares Beneficially               Power         of Common Stock
Owned by Each                                   (including shares
Reporting Person                                issuable upon exercise
With:                                           of warrants)
                             ------------------------------------
                             6)   Shared Voting
                                  Power                -0-
                             ------------------------------------
                             7)   Sole Disposi- 2,534,058 shares of
                                  tive Power    Common Stock
                                                (including shares
                                                issuable upon exercise
                                                of warrants)
                             ------------------------------------
                             8)   Shared Dis-
                                  positive Power       -0-
                             ------------------------------------
9)   Aggregate Amount Beneficially              2,534,058 shares of
     Owned by Each Reporting Person             Common Stock
                                                (including shares
                                                issuable upon exercise
                                                of warrants)
 -----------------------------------------------------------------
10)  Check if the Aggregate
     Amount in Row (9)
     Excludes Certain Shares
-----------------------------------------------------------------
11)  Percent of Class
     Represented by                                       5.5%
     Amount in Row (9)
-----------------------------------------------------------------
12)  Type of Reporting
     Person                                               PN

CUSIP No. 816196 10 9                                        Page 4 of 9 Pages

-----------------------------------------------------------------
1)   Name of Reporting Person                WCAS Healthcare
     I.R.S. Identification                   Partners, L.P.
     No. of Above Person
     (Entities Only)
-----------------------------------------------------------------
2)   Check the Appropriate Box                  (a) [ X ]
     if a Member of a Group                     (b) [   ]
-----------------------------------------------------------------
3)   SEC Use Only
-----------------------------------------------------------------
4)   Citizenship or Place                             Delaware
     of Organization
-----------------------------------------------------------------
Number of                    5)   Sole Voting   427,511 shares
Shares Beneficially               Power         of Common Stock
Owned by Each
Reporting Person
With:
                             ------------------------------------
                             6)   Shared Voting
                                  Power                -0-
                             ------------------------------------
                             7)   Sole Disposi- 427,511 shares of
                                  tive Power    Common Stock
                             ------------------------------------
                             8)   Shared Dis-
                                  positive Power       -0-
                             ------------------------------------
9)   Aggregate Amount Beneficially              427,511 shares of
     Owned by Each Reporting Person             Common Stock
-----------------------------------------------------------------
10)  Check if the Aggregate
     Amount in Row (9)
     Excludes Certain Shares
-----------------------------------------------------------------
11)  Percent of Class
     Represented by                                   0.9%
     Amount in Row (9)
-----------------------------------------------------------------
12)  Type of Reporting
     Person                                           PN

CUSIP No. 816196 10 9                                         Page 5 of 9 Pages



                                  Schedule 13G
                                  ------------

Item 1(a) -  Name of Issuer: Select Medical Corporation

Item 1(b) -  Address of Issuer's Principal Executive Offices:

                      4716 Old Gettysburg Road
                      Mechanicsburg, PA 17055

Item 2(a) -  Name of Person Filing:

                  This statement is being filed by Welsh, Carson, Anderson & Stowe VII, L.P., a Delaware limited partnership ("WCAS VII"), WCAS Capital Partners III, L.P., a Delaware limited partnership ("WCAS CP III"), and WCAS Healthcare Partners, L.P., a Delaware limited partnership ("WCAS HP").

Item 2(b) -  Address of Principal Business Office:

                  320 Park Avenue, Suite 2500
                  New York, New York 10022

Item 2(c) -  Place of Organization:

                  WCAS VII:  Delaware
                  WCAS CP III: Delaware
                  WCAS HP:  Delaware

Item 2(d) -  Title of Class of Securities:

                  Common Stock, $.01 par value

Item 2(e) -  CUSIP Number:

                  816196 10 9

Item 3 -     Statements Filed Pursuant to Rules 13d-1(b) or 13d-2(b):

                  Not applicable.

Item 4 -     Ownership.

                  (a) Amount Beneficially Owned:

                  WCAS VII: 9,642,384 shares of Common Stock (including shares issuable upon exercise of warrants)
                  WCAS CP III: 2,534,058 shares of Common Stock (including shares issuable upon exercise of warrants)
                  WCAS HP: 427,511 shares of Common Stock

                  (b)      Percent of Class:

CUSIP No. 816196 10 9                                         Page 6 of 9 Pages

                  WCAS VII: 20.7%
                  WCAS CP III: 5.5%
                  WCAS HP: 0.9%

                  (c)    Number of shares as to which such person has:

                  (i)    sole power to vote or to direct the vote:

                  WCAS VII: 9,642,384 shares of Common Stock (including shares issuable upon exercise of warrants)
                  WCAS CP III: 2,534,058 shares of Common Stock (including shares issuable upon exercise of warrants)
                  WCAS HP: 427,511 shares of Common Stock

                  (ii)   shared power to vote or to direct the vote:  -0-

                  (iii)  sole power to dispose or to direct the disposition of:

                  WCAS VII: 9,642,384 shares of Common Stock (including shares issuable upon exercise of warrants)
                  WCAS CP III: 2,534,058 shares of Common Stock (including shares issuable upon exercise of warrants)
                  WCAS HP: 427,511 shares of Common Stock

                  (iv) shared power to dispose or to direct the disposition of: -0-

Item 5 -          Ownership of Five Percent or Less of a Class:

                  Not applicable.

Item 6 -          Ownership of More than Five Percent on Behalf of Another
                  Person:

                  Not applicable.

Item 7 - Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Company:

                  Not applicable.

Item 8 -          Identification and Classification of Members of the Group:

                  See Exhibit 2.

Item 9 -          Notice of Dissolution of Group:

                  Not applicable.

Item 10 -         Certification:

                  Not applicable.

CUSIP No. 816196 10 9                                         Page 7 of 9 Pages


Signature:

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                             WELSH, CARSON, ANDERSON & STOWE VII, L.P.
                             By:  WCAS VII Partners, L.P., General
                             Partner


                             By   /s/ Jonathan M. Rather
                               --------------------------------------
                                  General Partner

                             WCAS CAPITAL PARTNERS III, L.P.
                             By:  WCAS CP III Associates, L.L.C., General
                                      Partner


                             By   /s/ Jonathan M. Rather
                               --------------------------------------
                                  Managing Member


                             WCAS HEALTHCARE PARTNERS, L.P.
                             By:  WCAS HP Partners, General Partner


                             By /s/ Jonathan M. Rather
                               -------------------------------------
                                      Attorney-in-Fact




Date: January 15, 2002

CUSIP No. 816196 10 9                                         Page 8 of 9 Pages


                                                                      EXHIBIT 1

                                  AGREEMENT OF
                   WELSH, CARSON, ANDERSON & STOWE VII, L.P.,
                         WCAS CAPITAL PARTNERS III, L.P.
                                       AND
                         WCAS HEALTHCARE PARTNERS, L.P.
                            PURSUANT TO RULE 13d-1(k)
                            -------------------------


          The undersigned hereby agree that the Information Statement on
Schedule 13G to which this Agreement is annexed as Exhibit 1 is filed on behalf of each of them in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

                                    WELSH, CARSON, ANDERSON & STOWE VII, L.P.
                                    By:  WCAS VII Partners, L.P., General
                                    Partner


                                    By   /s/ Jonathan M. Rather
                                      --------------------------------------
                                         General Partner

                                    WCAS CAPITAL PARTNERS III, L.P.
                                    By:  WCAS CP III Associates, L.L.C., General
                                             Partner


                                    By   /s/ Jonathan M. Rather
                                      --------------------------------------
                                         Managing Member


                                    WCAS HEALTHCARE PARTNERS, L.P.
                                    By:  WCAS HP Partners, General Partner


                                    By /s/ Jonathan M. Rather
                                      -------------------------------------
                                             Attorney-in-Fact




Date: January 15, 2002

CUSIP No. 816196 10 9                                         Page 9 of 9 Pages

                                                                     EXHIBIT 2

                        Identification and Classification
                             of Members of the Group
                        ---------------------------------

          Welsh, Carson, Anderson & Stowe VII, L.P., WCAS Capital Partners III, L.P. and WCAS Healthcare Partners, L.P. are filing this statement on Schedule 13G as a group. Welsh, Carson, Anderson & Stowe VII, L.P. is a Delaware limited partnership. Its sole general partner is WCAS VII Partners, L.P., a Delaware limited partnership.

          WCAS Capital Partners III, L.P. is a Delaware limited partnership. Its sole general partner is WCAS CP III Associates, L.L.C., a Delaware limited liability company.

          WCAS Healthcare Partners, L.P. is a Delaware limited partnership. Its sole general partner is WCAS HP Partners, a Delaware general partnership.